Exhibit 5.1

August 6, 2018

Mesa Air Group, Inc.

410 North 44th Street, Suite 700

Phoenix, Arizona 85008

Ladies and Gentlemen:

We have acted as local Nevada counsel to Mesa Air Group, Inc., a Nevada corporation (the “Company”), in connection with the proposed (i) issuance and sale by the Company of up to 10,700,000 shares (the “Firm Shares” and together with the Additional Shares (as defined below), the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), and (ii) pursuant to the exercise of the option set forth in the Underwriting Agreement (as defined below), the (A) issuance and sale by the Company of up to 938,333 additional shares of Common Stock (the “Company Additional Shares” and together with the Firm Shares, the “Company Shares”) and (B) sale by the selling stockholders named in the Prospectus (as defined below) of up to 666,667 additional shares of Common Stock (the “Selling Stockholder Additional Shares” and together with the Company Additional Shares, the “Additional Shares”), all as described in the Company’s Registration Statement on Form S-1 (File No. 333-226173) (as amended through and including the date hereof, the “Registration Statement”) and the Prospectus contained therein (the “Prospectus”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and sale of the Shares as contemplated by, and as described in, the Registration Statement and the Prospectus.

For purposes of issuing the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, including the Prospectus, (ii) the Company’s articles of incorporation and bylaws, each as amended to date, (iii) the forms of the Company’s second amended and restated articles of incorporation and amended and restated bylaws (collectively, the “A&R Governing Documents”) and the form of underwriting agreement relating to sale of the Shares (the “Underwriting Agreement”), each as filed as an exhibit to the Registration Statement, and (iv) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate. We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the A&R Governing Documents will be in effect prior to the issuance of any of the Company Shares; (ii) each natural person executing any of the documents we reviewed has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and all documents submitted to us as certified,

bhfs.com	100 North City Parkway, Suite 1600 Las Vegas, NV 89106-4614 main 702.382.2101 Brownstein Hyatt Farber Schreck, LLP

Mesa Air Group, Inc.

August 6, 2018

conformed, photostatic, electronic or facsimile copies conform to the original document; and (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.     The Company Shares have been duly authorized by the Company and if, when and to the extent the Company Shares are issued and sold in exchange for payment in full to the Company of all consideration required therefor, each in the manner contemplated by the Registration Statement and the Prospectus and in accordance with the proceedings described therein, such Company Shares will be validly issued, fully paid and nonassessable.

2.     The Selling Stockholder Additional Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP